The person shown in the chart below is presumed to control the Registrants series included in the chart because such person owns more than 25% of each such series based on the records of the Registrant as of March 31, 2016.

Name of Series of Registrant	Name of Holder	Ownership Percentage
 of Series
Calvert U.S. Large Cap Growth Responsible Index Fund
Calvert Investment Distributors, Inc.	68.81%
Calvert U.S. Large Cap Value Responsible  Index Fund
Calvert Investment Distributors, Inc.	36.41%
Calvert U.S. Mid Cap Core Responsible Index Fund
Calvert Investment Management, Inc.	60.30%
Calvert Developed Markets Ex-U.S. Responsible Index Fund
Calvert Investment Management, Inc.	61.23%

The Registrant has one other series the Calvert U.S. Large Cap Core Responsible Index Fund. As of March 31, 2016, Calvert Investment Distributors, Inc. did not hold more than 25% of the shares of that series, but it did hold 36.34% of the Class A shares and 5.72% of Class I shares of that series. In the aggregate, across all series of the Registrant, Calvert Investment Distributors, Inc. and Calvert Investment Management, Inc. combined held approximately 25% of the voting shares issued by the Registrant as of March 31, 2016.